Exhibit 99.1

November 3, 2021

Dear Fellow Shareholders:

We continue to see broad-based strength across all products, customer segments and geographies. We expect this positive momentum to carry into 2022.

For Q3 2021:

•	GAAP Revenue grew 92% to approximately $70 million; Adjusted Revenue grew 97% to approximately $71.5 million.
•	Net income grew 47% to approximately $10 million; Adjusted EBITDA grew 125% to approximately $28.2 million. Net income margin was 14%. Adjusted EBITDA Margin was 39%.
•	GAAP Gross margin was 75%; Adjusted Gross Margin was 78%.
•	Longer-Term Contracts represented 37% of revenue.
•	Cash flow from operations was $23 million. Free Cash Flow was $20.1 million.

We have started the planning process for 2022. Our objectives are to grow GAAP Revenue organically in the high teens or better. We expect our Adjusted EBITDA Margins to cross over the 40% threshold as we continue towards our long term target of 50% Adjusted EBITDA Margins. We remain very focused on increasing the percentage of our revenues from Longer-Term Contracts.

These healthy growth rates are being supported by multiple tailwinds: a healthy IT spending environment, the modernization of the sales and marketing organization through automation and data, a focus on privacy and compliance which drives demand for our first party purchase intent data and our permission-based audience and the re-allocation of marketing budgets from face-to-face events to our data products and online marketing solutions. We believe we are well positioned to take advantage of these large trends.

All of the above trends support the continued growth of Priority Engine revenue, which was up 20% in the quarter. We’re very excited about our future prospects for Priority Engine based on our 2021 product enhancements, which culminate in a major release later this month that significantly extends our ability to service both sales and marketing use cases. It’s worth noting that Priority Engine was originally designed and optimized for marketing use cases, and we’ve spent much of the last two years making steady progress on making the data more easily accessible to individual sellers. With this release, we’ll roll out a revamped user interface that allows sellers to personalize their experience and view individual important buying process milestones. Marketers will also benefit from the availability of individual prospects identified through our BrightTALK platform for the first time. Our pricing and packaging strategy for Priority Engine with this upcoming release will now allow us to sell separate modules focused separately on sales or marketing use cases, providing a more customized experience and upsell opportunities as we head into 2022. The strength of our Priority Engine offering creates a powerful halo for all of our products. We are seeing record demand for the products we primarily sell on a quarterly basis. Our long-term strategy is to convert these programs to Longer-Term Contracts.

Over the past quarter, we continued to make good progress on integrating our recent acquisitions and we are benefitting from cross sale and upsell opportunities. We believe this will continue to help drive growth in 2022. While there is nothing imminent, today we announced that we have opened a $75 million line of credit to provide additional financial flexibility.

Balance Sheet and Liquidity

As of September 30, 2021, we had approximately $104.5 million in cash and investments.

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We have issued and outstanding approximately $201 million of senior unsecured convertible notes, which are convertible into our common stock contingent upon certain conditions contained within the note indenture being met.  The convertible notes bear interest at .0125% per annum, which payments are due semi-annually (June and December). The convertible notes mature in December 2025.

Q4 and 2021 Guidance

For Q4 2021, we expect revenue to be between $73.5 and $75.5 million and Adjusted Revenue to be between $75 million and $77 million. Under accounting principles generally accepted in the United States (“GAAP”), we are not allowed to recognize approximately $1.5 million in the quarter related to the acquisition of deferred revenue.  We expect Q4 2021 net income to be between $6.0 million and $6.4 million and Adjusted EBITDA to be between $30 million and $31 million.

For the full year 2021, we are raising our annual revenue forecast. We expect revenue to be between $259 and $261 million. We expect Adjusted Revenue to be between $271 million and $273 million. We expect net income to be between $22.9 million and $23.3 million and Adjusted EBITDA to be between $103 million and $104 million.

Summary

We are expecting a strong finish to 2021. We are pleased that we’ve seen our revenue growth rate accelerate and our margins expand. We are very optimistic about our prospects in 2022.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

© 2021 TechTarget, Inc. All rights reserved. TechTarget, the TechTarget logo, and BrightTALK are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast Information

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (November 3, 2021). Our Letter to Shareholders with supplemental financial information will be posted to the Investor Relations section of our website simultaneously with our press release.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at https://investor.techtarget.com. The conference call can also be heard via telephone by dialing:

•	United States: 1-844-200-6205 (Toll Free)
•	United States: 1-646-904-5544 (Local)
•	All Other Locations: +1-929-526-1599
•	Access code: 027488
•	Please access the call at least 10 minutes prior to the time the conference is set to begin.
•	Please ask to be joined into the TechTarget call.

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Conference Call and Webcast Replay Information

For those investors unable to participate in the live conference call, a replay of the conference call will be available beginning November 3, 2021 one (1) hour after the conference call through December 1, 2021 at 9:00 a.m. ET. The conference call replay can be heard via telephone by dialing:

•	United States: 1-866-813-9403 (Toll Free)
•	United States: 1-929-458-6194 (Local)
•	United Kingdom: 0204-525-0658 (Local)
•	All other locations: +44-204-525-0658
•	Access Code: 546931

The webcast replay will also be available on the Investor Relations section of our website at https://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Adjusted Net Income, Adjusted Net Income Per Share and Free Cash Flow, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted Revenue” means revenue recorded in accordance with GAAP plus the impact of fair value adjustments to acquired unearned revenue in accordance with ASC 805, Business Combinations.

“Adjusted Gross Profit” means gross profit adding back the effects of stock compensation, depreciation and amortization, and the impact of fair value adjustments to acquired unearned revenue.

“Adjusted Gross Margin” means Adjusted Gross Profit divided by Adjusted Revenue.

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions, if any.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Adjusted Revenue.

“Free Cash Flow” means the change in net cash provided by operations less purchases of equipment and other capitalized assets.

“Adjusted Net Income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on our debt instruments, impact of the fair value adjustment to acquired unearned revenue and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted Net Income Per Share” means Adjusted Net Income divided by adjusted weighted average diluted shares outstanding. We adjust the average diluted shares outstanding to include shares on the if converted basis for our convertible note.

“Longer-Term Contracts” means contracts in excess of 270 days.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income

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and Adjusted Net Income Per Share, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA, Adjusted Revenue growth and the percentage of revenue under Longer-Term Contracts are used as the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted Net Income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Free Cash Flow represents net cash provided by operating activities excluding purchases of property and equipment and other capitalized assets. Free Cash Flow provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and other capitalized assets, which can then be used to, among other things, invest in the business and make strategic acquisitions.  A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including but not limited to, stock-based compensation and other one-time charges such as acquisitions.

Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this shareholder letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, GDPR, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this shareholder letter and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for quarter ended September 30, 2021. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TechTarget, Inc.

Consolidated Balance Sheet

(in 000’s, except per share data)

	September 30, 2021	December 31, 2020
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash	$99,383	$82,616
Short-term investments	5,085	84
Accounts receivable, net of allowance for doubtful accounts of $1,928 and $1,754 respectively	45,528	40,183
Prepaid taxes	4,532	796
Prepaid expenses and other current assets	4,782	4,084
Total current assets	159,310	127,763
Property and equipment, net	17,467	13,661
Goodwill	197,108	179,118
Intangible assets, net	112,651	108,872
Operating lease assets with right-of-use	21,626	26,031
Deferred tax assets	228	216
Other assets	964	907
Total assets	$509,354	$456,568
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,956	$4,303
Current operating lease liability	3,675	3,611
Accrued expenses and other current liabilities	15,750	16,539
Accrued compensation expenses	11,194	5,789
Income taxes payable	—	487
Contract liabilities	29,689	15,689
Total current liabilities	63,264	46,418
Non-current lease liability	22,677	26,943
Convertible debt	195,631	153,882
Other liabilities	3,174	2,971
Deferred tax liabilities	16,087	23,848
Total liabilities	300,833	254,062
Leases and contingencies (see Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 56,330,528 and 55,633,155 shares issued, respectively; 28,819,686 and 28,122,603 shares outstanding, respectively	56	56
Treasury stock, at cost; 27,510,842 and 27,510,552 shares, respectively	(199,796)	(199,796)
Additional paid-in capital	353,644	363,055
Accumulated other comprehensive income	(110)	1,611
Retained earnings	54,727	37,580
Total stockholders’ equity	208,521	202,506
Total liabilities and stockholders’ equity	$509,354	$456,568

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TechTarget, Inc.

Consolidated Statements of Income and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$69,751	$36,244	$186,431	$102,456
Cost of revenue(1)	16,805	9,212	49,087	26,148
Amortization of acquired technology	766	—	2,307	—
Gross profit	52,180	27,032	135,037	76,308
Operating expenses:
Selling and marketing(1)	25,403	13,792	69,108	39,311
Product development(1)	2,790	1,961	8,247	5,839
General and administrative(1)	13,432	3,355	26,075	9,976
Depreciation, excluding depreciation of $503, $274, $1,330 and $666, respectively, included in cost of revenue	1,454	1,202	4,063	3,559
Amortization	1,969	250	5,257	691
Total operating expenses	45,048	20,560	112,750	59,376
Operating income	7,132	6,472	22,287	16,932
Interest and other income (expense), net	(199)	91	(1,381)	(388)
Income before provision for income taxes	6,933	6,563	20,906	16,544
(Benefit) Provision for income taxes	(3,051)	(219)	3,992	2,782
Net income	$9,984	$6,782	$16,914	$13,762
Other comprehensive income (loss), net of tax:
Unrealized income (loss) on investments (net of tax provision of $0, $3, $0 and $(10), respectively)	$—	$12	$—	$(36)
Foreign currency translation gain (loss)	(3,330)	210	(1,721)	178
Other comprehensive income (loss)	(3,330)	222	(1,721)	142
Comprehensive income	$6,654	$7,004	$15,193	$13,904
Net income per common share:
Basic	$0.35	$0.24	$0.60	$0.50
Diluted	$0.32	$0.24	$0.56	$0.48
Weighted average common shares outstanding:
Basic	28,473	27,781	28,255	27,773
Diluted	32,267	28,473	32,170	28,412

(1)    Amounts include stock-based compensation expense as follows:

Cost of revenue	$435	$121	$1,331	$260
Selling and marketing	5,305	2,849	12,363	7,155
Product development	139	117	915	438
General and administrative	8,437	1,236	12,319	3,191

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TechTarget, Inc.

Consolidated Statements of Cash Flows

(in 000’s, except per share data)

	For the Nine Months Ended
	September 30,
	2021	2020
	(Unaudited)
Operating activities:
Net income	$16,914	$13,762
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,393	4,225
Amortization	7,564	691
Provision for bad debt	43	303
Stock-based compensation	26,928	11,044
Amortization of debt issuance costs	982	7
Deferred tax provision	2,839	158
Changes in operating assets and liabilities:
Accounts receivable	(5,388)	2,419
Prepaid expenses and other current assets	(5,596)	(3,094)
Other assets	390	30
Accounts payable	(1,298)	(412)
Income taxes payable	308	953
Accrued expenses and other current liabilities	(6,295)	(190)
Operating lease right-of-use assets and liabilities, net	224	(263)
Accrued compensation expenses	48	(516)
Contract liabilities	13,823	2,366
Other liabilities	207	1,865
Net cash provided by operating activities	57,086	33,348
Investing activities:
Purchases of property and equipment, and other capitalized assets, net	(9,245)	(4,943)
Purchases of investments and maturities of investments	(5,001)	(96)
Acquisitions of businesses, net	(24,346)	(5,015)
Net cash used in investing activities	(38,592)	(10,054)
Financing activities:
Tax withholdings related to net share settlements	(370)	(3,146)
Purchase of treasury shares and related costs	—	(14,824)
Registration fees	(29)	—
Debt issuance costs	—	(11)
Proceeds from stock option exercises	16	460
Payment of earnout liabilities	(1,059)	—
Term loan principal payment	—	(938)
Net cash used in financing activities	(1,442)	(18,459)
Effect of exchange rate changes on cash	(285)	86
Net increase in cash	16,767	4,921
Cash at beginning of period	82,616	52,487
Cash at end of period	$99,383	$57,408
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$5,367	$4,906

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TechTarget, Inc.

Reconciliation of Revenue to Adjusted Revenue

(in 000’s)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenue	$69,751	$36,244	$186,431	$102,456
Impact of fair value adjustment on acquired unearned revenue	1,762	—	10,058	—
Adjusted Revenue	$71,513	$36,244	$196,489	$102,456

TechTarget, Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit

(in 000’s)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Gross Profit	$52,180	$27,032	$135,037	$76,308
Stock compensation	435	121	1,331	260
Depreciation and amortization	1,269	274	3,637	666
Impact of fair value adjustment of acquired unearned revenue	1,762	—	10,058	—
Adjusted Gross Profit	$55,646	$27,427	$150,063	$77,234
Gross Margin	75%	75%	72%	74%
Adjusted Gross Margin	78%	76%	76%	75%

TechTarget, Inc.

Reconciliation of Cash Provided by Operations to Free Cash Flow

(in 000’s)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net cash provided by operating activities	$23,205	$11,507	$57,086	$33,348
Purchases of property and equipment, and other capitalized assets, net	(3,020)	(1,605)	(9,245)	(4,943)
Free Cash Flow	$20,185	$9,902	$47,841	$28,405

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net income	$9,984	$6,782	$16,914	$13,762
Interest expense, net	379	179	1,152	505
(Benefit) Provision for income taxes	(3,051)	(219)	3,992	2,782
Depreciation and amortization	4,692	1,726	12,957	4,916
EBITDA	12,004	8,468	35,015	21,965
Stock-based compensation expense	14,316	4,323	26,928	11,044
Other expense, net, including acquisition costs of $310,$0,$558 and $0, respectively	130	(270)	787	(118)
Impact of fair value adjustment on acquired unearned revenue	1,762	—	10,058	—
Adjusted EBITDA	$28,212	$12,521	$72,788	$32,891
Adjusted EBITDA Margin	39%	35%	37%	32%

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net income	$9,984	$6,782	$16,914	$13,762
(Benefit) Provision for income taxes	(3,051)	(219)	3,992	2,782
Net income before taxes	6,933	6,563	20,906	16,544
Amortization	2,734	250	7,564	691
Acquisition and Other NR Costs	310	—	558	—
Stock-based compensation expense	14,316	4,323	26,928	11,044
Foreign exchange loss and interest expense	211	(61)	1,415	497
Impact of fair value adjustment on acquired unearned revenue	1,762	—	10,058	—
Adjusted income tax provision (1)	(6,798)	(2,665)	(17,471)	(7,167)
Adjusted Net Income	$19,468	$8,410	$49,958	$21,609

Net income per diluted share	$0.32	$0.24	$0.56	$0.48
Weighted average diluted shares outstanding	32,267	28,473	32,170	28,412

Adjusted Net Income Per Diluted Share	$0.60	$0.30	$1.55	$0.76
Adjusted weighted average diluted shares outstanding (2)	32,267	28,473	32,170	28,412

(1)	Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)

Adjusted weighted average diluted shares outstanding for the three and nine months ended, September 30, 2021 includes 4 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond. Adjusted weighted average diluted shares outstanding for the three and nine months ended September 30, 2020, includes .7 million and .6 million related to unvested stock awards calculated using the treasury method.

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TECHTARGET, INC.

Financial Guidance for the Three Months Ended December 31, 2021

(in 000’s)

(Unaudited)

	Three Months Ended December 31, 2021
	Range
Revenue	$73,500	$75,500
Expected impact of fair value adjustment of unearned revenue	1,500	1,500
Adjusted Revenue	$75,000	$77,000

Net Income	$6,000	$6,400
Depreciation, amortization and stock-based compensation	19,100	19,100
Expected impact of fair value adjustment of unearned revenue	1,500	1,500
Interest and other expense, net	700	700
Provision for income taxes	2,700	3,300
Adjusted EBITDA	$30,000	$31,000

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